VERA BRADLEY ANNOUNCES FISCAL SECOND QUARTER 2019 RESULTS

Second quarter net income totaled $9.3 million, or $0.26 per diluted share, ahead of $0.15 to $0.17 per diluted share guidance

Second quarter net revenues totaled $113.6 million, in line with guidance

Increased full-price selling helped drive 160 basis point gross profit margin increase in the second quarter

Second quarter ended with a strong cash and investment position of $144.8 million, no debt, and year-over-year inventories down 17.1% to $86.3 million

Management increases annual diluted EPS guidance range to $0.55 to $0.62, from $0.40 to $0.50 previously

FORT WAYNE, Ind., September 5, 2018 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fiscal second quarter and six months ended August 4, 2018.

Comments on Performance and Looking Ahead

Robert Wallstrom, Chief Executive Officer, said, “We are very pleased that our second quarter results exceeded both expectations and last year’s performance, primarily driven by a higher-than-expected gross margin rate related to reduced clearance, improved full-price selling, and freight and shipping efficiencies, as well as better-than-expected SG&A expense management. Revenues were in line with our guidance.”

Wallstrom continued, “At this time last year, we initiated Vision 20/20, our plan to strengthen our brand and financial health by drastically reducing clearance revenues and realigning our expense structure in order to create a solid foundation for future growth. We have made tremendous headway against our initiatives over the last year and especially in the last six months. So far this year, we have reduced clearance activity in our full-line stores and on verabradley.com by over 70% and increased full-price selling in these channels by over 20%. We are continuing to drive brand desirability through product innovation and targeted marketing while achieving meaningful expense reductions through diligent expense management. We also increased our year-over-year cash and investment balances by over $40 million to $144.8 million.”

“By executing Vision 20/20, our business and brand are becoming healthier, and cash flow is improving. We are laying the foundation for long-term operating performance improvement and growth of the business and continue to be excited about Vera Bradley’s future,” Wallstrom concluded.

Summary of Financial Performance for the Second Quarter

Net revenues totaled $113.6 million for the current year second quarter ended August 4, 2018, compared to $112.4 million in the prior year second quarter ended July 29, 2017. Revenues were in line with the Company’s guidance range of $111 million to $116 million.

For the current year second quarter, the Company posted net income of $9.3 million, or $0.26 per diluted share.

For the prior year second quarter, the Company posted net income of $2.2 million, or $0.06 per diluted share. These results included $2.4 million of after-tax charges comprised of:

•	Strategic plan consulting fees of $1.5 million;

•	Severance charges of $0.7 million; and

•	Net lease termination charges of $0.2 million.

On a non-GAAP basis, excluding these charges, the Company’s prior year second quarter net income totaled $4.6 million, or $0.13 per diluted share.

Summary of Financial Performance for the Six Months

Net revenues totaled $200.2 million for the current year six months ended August 4, 2018, compared to $208.6 million in the prior year six month period ended July 29, 2017.

For the current year six months, the Company posted net income of $7.9 million, or $0.22 per diluted share.

For the prior year six months, the Company posted a net loss of ($1.9) million, or ($0.05) per diluted share. These results included $3.3 million of after-tax charges comprised of:

•	Severance charges of $1.6 million;

•	Strategic plan consulting fees of $1.5 million; and

•	Net lease termination charges of $0.2 million.
On a non-GAAP basis, excluding these charges, the Company’s net income totaled $1.4 million, or $0.04 per diluted share, for the prior year six months.

Second Quarter Details

The non-GAAP prior year second quarter income statement numbers referenced below exclude the previously disclosed consulting, severance, and lease termination charges.

Current year second quarter Direct segment revenues totaled $91.0 million, a 1.9% increase from $89.3 million in the prior year second quarter. As previously disclosed, Direct segment revenues reflect the movement of approximately $6 million to the second quarter this year from the third quarter last year, related to the timing of promotional events. Comparable sales (including e-commerce and the event shift) decreased 4.9% for the quarter (reflecting a 1.7% increase in comparable store sales and a 23.1% decrease in e-commerce sales), which was more than offset by new store growth (the Company opened one full-line pop-up store and nine factory outlet stores during the past 12 months). As expected, second quarter comparable sales (particularly those of verabradley.com) were negatively impacted by the previously mentioned reduction in clearance activity. Full-price selling in the Company’s full-line stores and on verabradley.com increased by over 30% in the quarter.

Indirect segment revenues totaled $22.6 million, a decrease of 2.0% from $23.1 million in the prior year second quarter.

Gross profit for the quarter totaled $65.7 million, or 57.9% of net revenues, compared to $63.3 million, or 56.3% of net revenues, in the prior year second quarter. The year-over-year 160 basis point gross profit percentage improvement primarily related to reduced clearance activity and increased full-price selling on verabradley.com and in the Company’s full-line stores, freight and shipping savings, channel mix changes, and a reduction in product cost. The gross profit percentage was meaningfully better than guidance of approximately 56.2% primarily due to better-than-expected full-price selling.

Selling, General, and Administrative (“SG&A”) expense totaled $53.8 million, or 47.3% of net revenues, in the current year second quarter, compared to $59.7 million, or 53.1% of net revenues, in the prior year second quarter. On a non-GAAP basis, excluding the previously outlined charges, SG&A expense totaled $55.9 million, or 49.7% of net revenues, in the prior year second quarter. SG&A expenses were lower than the guidance range of $55 to $57 million due to diligent expense management.

The Company’s operating income totaled $12.0 million, or 10.6% of net revenues, in the current year second quarter, compared to $3.7 million, or 3.3% of net revenues, in the prior year second quarter. On a non-GAAP basis, excluding the previously outlined charges, the Company’s operating income totaled $7.5 million, or 6.7% of net revenues, in the prior year second quarter.

By segment, Direct operating income was $22.3 million, or 24.5% of net revenues, compared to $17.3 million, or 19.4% of net revenues, in the prior year. On a non-GAAP basis, Direct operating income was $17.6 million (which excluded $0.3 million of charges), or 19.8% of net revenues, in the prior year. Indirect operating income was $8.8 million, or 39.1% of net revenues, compared to $7.8 million, or 33.9% of net revenues, in the prior year.

Details for the Six Months

The prior year non-GAAP income statement numbers referenced below exclude the previously outlined severance, consulting, and lease termination charges.

Direct segment revenues for the current year six month period totaled $156.6 million, a 1.0% decrease from $158.2 million in the prior year. Direct segment revenues reflect the previously disclosed movement of approximately $6 million to the second quarter this year from the third quarter last year, related to the timing of promotional events. Comparable sales (including e-commerce and the event shift) decreased 6.4% for the period (reflecting a 0.5% decline in comparable store sales and a 22.2% decrease in e-commerce sales), which was partially offset by new store growth (the Company opened one full-line pop-up store and nine factory outlet stores during the past 12 months). As expected, comparable sales (particularly on verabradley.com) were negatively impacted by the previously mentioned reduction in clearance activity. Full-price selling in the Company’s full-line stores and on verabradley.com increased by over 20% for the six months.

Indirect segment revenues for the six months decreased 13.3% to $43.7 million from $50.4 million in the prior year, reflecting a reduction in orders from both specialty accounts and certain key accounts.

Gross profit for the six months totaled $114.4 million, or 57.1% of net revenues, compared to $116.0 million, or 55.6% of net revenues, in the prior year. The year-over-year 150 basis point gross profit improvement primarily related to reduced clearance activity and increased full-price selling on verabradley.com and in the Company’s full-line stores, freight and shipping savings, channel mix changes, and a reduction in product cost.

SG&A expense totaled $104.5 million, or 52.2% of net revenues, in the current year six months, compared to $117.5 million, or 56.3% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, SG&A expense totaled $112.4 million, or 53.9% of net revenues, in the prior year.

For the six months, the Company’s operating income totaled $10.1 million, or 5.0% of net revenues, compared to an operating loss of ($1.1) million, or (0.5%) of net revenues, in the prior year six month period. On a non-GAAP basis, excluding the previously outlined charges, the Company’s operating income was $4.1 million, or 1.9% of net revenues, in the prior year.

By segment, Direct operating income was $29.6 million, or 18.9% of net revenues, compared to $24.1 million, or 15.3% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, Direct operating income was $24.5 million (which excluded $0.3 million of charges), or 15.5% of net revenues, in the prior year six month period. Indirect operating income was $17.1 million, or 39.2% of net revenues, compared to $17.3 million, or 34.3% of net revenues, in the prior year.

Balance Sheet

Net capital spending for the second quarter and six months totaled $2.2 million and $5.9 million, respectively.

During the second quarter, the Company repurchased approximately $3.6 million of its common stock (approximately 250,000 shares at an average price of $14.24). The Company has approximately $9.8 million remaining under its share repurchase authorization.

Cash, cash equivalents, and investments as of August 4, 2018 totaled $144.8 million compared to $102.3 million at the end of last year’s second quarter. The Company had no debt outstanding at quarter end. Quarter-end inventory was $86.3 million compared to $104.1 million at the end of last year’s second quarter and at the low end of guidance of $85 million to $95 million.

Third Quarter and Fiscal Year 2019 Outlook

All numbers referenced below are non-GAAP. Prior year non-GAAP numbers exclude the previously disclosed severance charges, store impairment charges, strategic plan consulting fees, tax reform legislation charge, and other charges. The current year non-GAAP estimates below exclude any potential similar charges.

For the third quarter of fiscal 2019, the Company expects:

•
Net revenues of $98 to $103 million compared to prior year third quarter revenues of $114.1 million. This estimate reflects the movement of approximately $6 million in revenues from the third quarter last year to the second quarter this year, related to promotional event timing shifts.

•
A gross profit percentage of 59.0% to 59.2% compared to adjusted gross profit percentage of 56.8% (excluding charges) in the prior year third quarter. The expected gross profit margin improvement relates to improved full-price selling, a higher percentage of made-for-factory (MFO) product sold within the factory channel, and operational (freight and shipping) savings.

•	SG&A expense of $51.0 to $53.0 million compared to adjusted SG&A expense (before charges) of $52.0 million in the prior year third quarter.

•
Diluted earnings per share of $0.14 to $0.16, based on diluted weighted-average shares outstanding of 35.7 million and an effective tax rate of 25.0%. The previously mentioned event shifts will reduce income by approximately $0.07 per diluted share in the current year third quarter. On a non-GAAP basis, excluding charges, adjusted net income totaled $8.3 million, or $0.23 per diluted share, in the prior year third quarter.

•	Inventory of $90 to $100 million at the end of the third quarter, compared to $100.1 million at the end of last year’s third quarter.

For fiscal 2019, Company’s updated expectations are as follows:

•	Net revenues of $410 to $420 million compared to $454.6 million in fiscal 2018.

•
A gross profit percentage of 57.6% to 57.9% compared to the adjusted gross profit percentage (before charges) of 56.1% in fiscal 2018. The expected gross profit percentage improvement relates to reduced reliance on clearance and improved full-price selling, lower product costs, and operational improvements.

•	SG&A expense of $211 to $215 million compared to adjusted SG&A expense (before charges) of $221.4 million in fiscal 2018, reflecting expense management and implementation of Vision 20/20 savings.

•
Diluted earnings per share of $0.55 to $0.62, based on diluted weighted-average shares outstanding of 35.7 million and an effective tax rate of 25.0%. Excluding charges, adjusted diluted earnings per share totaled $0.60 last year.

•	Net capital spending of approximately $10 million compared to $11.8 million in the prior year.

The aforementioned guidance does not include any impact from increased tariffs. Management estimates that an incremental 10% tariff on specified goods produced in China would negatively affect the Company’s diluted earnings per share by approximately $0.02 and that an incremental 25% tariff would negatively affect diluted earnings per share by $0.04 to $0.05 for the second half of fiscal 2019.

The prior fiscal year contained an extra (53rd) week. Management estimates that the additional week contributed approximately $4.1 million in net revenues and increased diluted earnings per share by approximately $0.01 for fiscal 2018.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including prior year selling, general, and administrative expenses; operating income; net income and diluted net income per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the second quarter is scheduled for today, Wednesday, September 5, 2018, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (888) 500-6948, and enter the access code 9097638. A replay will be available shortly after the conclusion of the call and remain available through September 19, 2018. To access the recording, listeners should dial (844) 512-2921, and enter the access code 9097638.

About Vera Bradley

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, the Company’s online outlet site, eBay, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,400 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, third-party inventory liquidators, and royalties recognized through licensing agreements.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; and possible ramifications from the payment card incident disclosed in October 2016. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 3, 2018. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 4, 2018	February 3, 2018	July 29, 2017
Assets
Current assets:
Cash and cash equivalents	$81,075	$68,751	$66,362
Short-term investments	52,744	54,150	18,441
Accounts receivable, net	25,613	15,566	19,630
Inventories	86,280	87,838	104,108
Income taxes receivable	2,693	4,391	5,564
Prepaid expenses and other current assets	11,302	11,327	11,333
Total current assets	259,707	242,023	225,438
Property, plant, and equipment, net	82,924	86,463	96,945
Long-term investments	10,991	15,515	17,526
Deferred income taxes	4,868	5,385	11,635
Other assets	862	1,283	1,876
Total assets	$359,352	$350,669	$353,420
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,373	$13,503	$17,223
Accrued employment costs	11,531	13,616	10,295
Other accrued liabilities	15,470	12,343	18,346
Income taxes payable	1,062	812	814
Total current liabilities	42,436	40,274	46,678
Long-term liabilities	24,767	25,112	26,610
Total liabilities	67,203	65,386	73,288
Shareholders’ equity:
Additional paid-in-capital	93,278	91,192	90,247
Retained earnings	279,149	270,783	261,911
Accumulated other comprehensive loss	(109)	(114)	(33)
Treasury stock	(80,169)	(76,578)	(71,993)
Total shareholders’ equity	292,149	285,283	280,132
Total liabilities and shareholders’ equity	$359,352	$350,669	$353,420

Vera Bradley, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net revenues	$113,625	$112,418	$200,216	$208,553
Cost of sales	47,885	49,125	85,860	92,560
Gross profit	65,740	63,293	114,356	115,993
Selling, general, and administrative expenses	53,770	59,747	104,475	117,518
Other income	46	163	223	430
Operating income (loss)	12,016	3,709	10,104	(1,095)
Interest income, net	(259)	(96)	(502)	(135)
Income (loss) before income taxes	12,275	3,805	10,606	(960)
Income tax expense	2,993	1,612	2,694	896
Net income (loss)	$9,282	$2,193	$7,912	$(1,856)
Basic weighted-average shares outstanding	35,540	36,122	35,536	36,178
Diluted weighted-average shares outstanding	35,735	36,158	35,733	36,178

Basic net income (loss) per share	$0.26	$0.06	$0.22	$(0.05)
Diluted net income (loss) per share	$0.26	$0.06	$0.22	$(0.05)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017
Cash flows from operating activities
Net income (loss)	$7,912	$(1,856)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	8,344	9,934
Provision for doubtful accounts	132	121
Stock-based compensation	2,613	2,103
Deferred income taxes	359	1,904
Cash gain on investments	32	154
Other non-cash charges, net	285	14
Changes in assets and liabilities:
Accounts receivable	(9,519)	3,562
Inventories	1,307	(1,825)
Prepaid expenses and other assets	446	(156)
Accounts payable	1,453	(14,670)
Income taxes	1,948	(2,041)
Accrued and other liabilities	1,298	(1,362)
Net cash provided by (used in) operating activities	16,610	(4,118)
Cash flows from investing activities
Purchases of property, plant, and equipment	(5,857)	(6,057)
Purchases of investments	(39,073)	(39,298)
Proceeds from maturities and sales of investments	44,700	33,350
Net cash used in investing activities	(230)	(12,005)
Cash flows from financing activities
Tax withholdings for equity compensation	(527)	(595)
Repurchase of common stock	(3,522)	(3,278)
Net cash used in financing activities	(4,049)	(3,873)
Effect of exchange rate changes on cash and cash equivalents	(7)	(17)
Net increase (decrease) in cash and cash equivalents	12,324	(20,013)
Cash and cash equivalents, beginning of period	68,751	86,375
Cash and cash equivalents, end of period	$81,075	$66,362
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$360	$769
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of August 4, 2018 and July 29, 2017	$69	$45
Expenditures incurred but not yet paid as of February 3, 2018 and January 28, 2017	$—	$—
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of August 4, 2018 and July 29, 2017	$133	$1,450
Expenditures incurred but not yet paid as of February 3, 2018 and January 28, 2017	$1,183	$2,204

Vera Bradley, Inc.
Second Quarter Fiscal 2019
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended August 4, 2018
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$53,770	$—	$53,770
Operating income	12,016	—	12,016
Income before income taxes	12,275	—	12,275
Income tax expense	2,993	—	2,993
Net income	9,282	—	9,282
Diluted net income per share	$0.26	$—	$0.26

Direct segment operating income	$22,318	$—	$22,318
Indirect segment operating income	$8,827	$—	$8,827
Unallocated corporate expenses	$(19,129)	$—	$(19,129)

[1]There were no Other Items identified during the second quarter of fiscal 2019

Vera Bradley, Inc.
Second Quarter Fiscal 2018
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended July 29, 2017
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$59,747	$3,835	[1]	$55,912
Operating income (loss)	3,709	(3,835)		7,544
Income (loss) before income taxes	3,805	(3,835)		7,640
Income tax expense (benefit)	1,612	(1,410)	[2]	3,022
Net income (loss)	2,193	(2,425)		4,618
Diluted net income (loss) per share	$0.06	$(0.07)		$0.13

Direct segment operating income (loss)	$17,312	$(335)	[3]	$17,647
Indirect segment operating income	$7,832	$—		$7,832
Unallocated corporate expenses	$(21,435)	$(3,500)	[4]	$(17,935)

[1]Items include $2,324 for strategic consulting, $1,176 for a severance charge and $335 for a lease termination charge, net
[2]Related to the tax impact of the charges mentioned above
[3]Related to a lease termination charge, net
[4]Related to strategic consulting and a severance charge

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended August 4, 2018
(in thousands, except per share amounts)
(unaudited)

	Twenty-Six Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$104,475	$—	$104,475
Operating income	10,104	—	10,104
Income before income taxes	10,606	—	10,606
Income tax expense	2,694	—	2,694
Net income	7,912	—	7,912
Diluted net income per share	$0.22	$—	$0.22

Direct segment operating income	$29,608	$—	$29,608
Indirect segment operating income	$17,111	$—	$17,111
Unallocated corporate expenses	$(36,615)	$—	$(36,615)

[1]There were no Other Items identified during the first and second quarters of fiscal 2019

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended July 29, 2017
(in thousands, except per share amounts)
(unaudited)

	Twenty-Six Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$117,518	$5,160	[1]	$112,358
Operating (loss) income	(1,095)	(5,160)		4,065
(Loss) income before income taxes	(960)	(5,160)		4,200
Income tax expense (benefit)	896	(1,897)	[2]	2,793
Net (loss) income	(1,856)	(3,263)		1,407
Diluted net (loss) income per share	$(0.05)	$(0.09)		$0.04

Direct segment operating income (loss)	$24,124	$(335)	[3]	$24,459
Indirect segment operating income	$17,278	$—		$17,278
Unallocated corporate expenses	$(42,497)	$(4,825)	[4]	$(37,672)

[1]Items include $2,324 for strategic consulting, $2,501 for a severance charge and $335 for a lease termination charge, net
[2]Related to the tax impact of the charges mentioned above
[3]Related to a lease termination charge, net
[4]Related to strategic consulting and a severance charge